Exhibit 99.1

NetSol Technologies Limited Pakistan, (“NetSol PK”), a majority owned subsidiary of NetSol Technologies, Inc. servicing the Asia-Pacific region, announced financial results for the quarter ended September 30, 2025.

Financial Highlights Q1, 2025-26

● Net revenues increased to PKR 2,244 million compared to PKR 1,899 million in corresponding quarter of last fiscal year

● Gross profit increased to PKR 772 million versus PKR 641 million in the same period of last fiscal year

● Company posted a net profit of PKR 50 million or a profit of PKR 0.57 per diluted share compared to PKR 197 million last year or PKR 2.21 per diluted share

Company posted revenues of PKR 2,244 million for the quarter ended September 30, 2025 compared with PKR 1,899 million in same quarter of last year. Gross profit clocked at PKR 772 million compared to PKR 641 million in the corresponding period. The Company posted a net profit after tax of PKR 50 million or a profit of PKR 0.57 per diluted share in comparison of PKR 197 million or PKR 2.21 per diluted share in the same quarter of fiscal year 2025. Included in current quarter’s net profit is a currency exchange loss of PKR 49 million whereas in the comparative period there was a currency exchange gain of PKR 171 million.